Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Third Quarter 2020 Results
HIGHLIGHTS

•	Third quarter 2020 earnings per diluted share from continuing operations was $0.20 compared to a loss of $(1.08) for the same period in 2019.

•	Third quarter 2020 adjusted earnings per diluted share from continuing operations was $0.71 compared to $0.55 for the same period in 2019, representing an increase of 29%.

•
TreeHouse tightened its full year 2020 guidance to $2.65 - $2.75 for adjusted earnings per diluted share from continuing operations and tightened revenue guidance of $4.20 to $4.40 billion. The Company continues to anticipate free cash flow to be at the upper end of its original guidance range of $250 to $300 million.

Oak Brook, IL, November 5, 2020 — TreeHouse Foods, Inc. (NYSE: THS) today reported third quarter GAAP earnings per diluted share from continuing operations of $0.20 compared to a loss of $(1.08) for the third quarter of 2019. Adjusted earnings per diluted share from continuing operations1 were $0.71 in the third quarter of 2020 compared to $0.55 in the third quarter of 2019.

"We again owe our gratitude to the employees across the TreeHouse network for continuing to adapt and perform well during these challenging times,” said Steve Oakland, Chief Executive Officer and President. “Our response to this year's pandemic-related demand and increased at-home food consumption has proven the strength of our business model. Our focus on driving operational and commercial excellence over the last several years has enhanced our ability to serve our customers and built a foundation from which we have been able to achieve our goals of delivering free cash flow and reducing our leverage quicker than expected.”

"Importantly, our two divisions are making great strides in line with their unique strategic objectives," he continued. "Our Snacking & Beverages division, with its focus on profitable revenue growth, posted year-over-year organic topline improvement of 5.2%, driven by Powdered Beverages, Crackers, and Broth. Within the Meal Preparation business, the food-away-from-home channel continues to be challenged by the continuing impact of the COVID-19 crisis, while strong performance in categories like Pasta and Red Sauces is driving profitability and generating cash. Separately, we announced our intent to acquire the majority of Ebro's U.S. branded pasta business, which represents a wonderful opportunity to deepen our portfolio, enhance our scale, improve our margins and strengthen our ability to serve our national and regional customers."

"I'm proud of the effort our teams are putting forth during such a challenging time. This is reflected in the strength of our profitability, with third quarter adjusted EPS of $0.71, which outperformed our expectations," said Bill Kelley, EVP and Chief Financial Officer. "Adjusted gross profit1 of 19.7%, expanded 160 basis points versus the prior year, as we capitalized on the strong fixed cost leverage we have in our business model and realized the benefits of higher volume. We remain focused on improving our topline performance, and delivered third quarter revenue of $1.05 billion, which was within our guidance range and represents 0.7% growth on an organic basis."

TreeHouse also noted that during the quarter it successfully completed a $500 million bond issuance of 4.000% senior unsecured notes due in 2028. The proceeds were used to fund the redemption of the 4.875% notes due in 2022. _________________________________________________________________________________________

1
Adjusted earnings per diluted share from continuing operations, organic net sales, adjusted gross profit, and adjusted EBITDA from continuing operations are Non-GAAP financial measures. See “Comparison of Adjusted Information to GAAP Information” for the definitions of the Non-GAAP measures, information concerning certain items affecting comparability, and reconciliations of the GAAP to Non-GAAP measures.

OUTLOOK

TreeHouse tightened its full year 2020 guidance range for revenue and adjusted earnings from continuing operations, and provided fourth quarter 2020 guidance. TreeHouse anticipates the following:

•	Full year 2020 net sales between $4.20 to $4.40 billion, with $1.11 to $1.17 billion expected to be recognized in the fourth quarter

•	Adjusted earnings per diluted share from continuing operations of $2.65 to $2.75, with $1.00 to $1.10 in the fourth quarter

•	Adjusted EBITDA from continuing operations of $490 to $510 million, with $140 to $160 million in the fourth quarter

•	Free cash flow at the upper end of the $250 to $300 million guidance range

•	The guidance does not contemplate contribution from the proposed pasta acquisition in 2020

"We believe our fourth quarter guidance appropriately captures the range of outcomes related to the uncertainty around the impact of a COVID-19 resurgence on at-home food consumption, as well as COVID-19-related challenges, such as a tighter labor market and the potential for supply limitations," Mr. Oakland continued. "Looking beyond 2020, we remain confident in the private label opportunity and believe at-home food consumption demand will remain elevated. We expect store brands will benefit as consumer behavior resumes the long-established shift toward private label and consumers begin to feel the impact of the economic recession. In addition, we believe that macro trends around demographics and the retailer landscape will continue to be supportive of private label growth over time."

The Company is not able to reconcile prospective adjusted earnings per diluted share from continuing operations and prospective adjusted EBITDA (Non-GAAP) to the most comparable GAAP financial measure without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results. These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, the impact of the COVID-19 pandemic, or other non-recurring events or transactions that may significantly affect reported GAAP results.

THIRD QUARTER 2020 FINANCIAL RESULTS

Net sales for the third quarter of 2020 totaled $1,045.7 million compared to $1,057.3 million for the same period last year, a decrease of 1.1%. The change in net sales from 2019 to 2020 was due to the following:

	Three Months	Nine Months
	(unaudited)	(unaudited)

Volume/mix excluding SKU rationalization and divestitures	0.4%	2.4%
Pricing	0.3	(0.1)
Total change in organic net sales[1]	0.7%	2.3%
Volume/mix related to divestitures	(1.7)	(1.4)
SKU rationalization	—	(0.1)
Foreign currency	(0.1)	(0.1)
Total change in net sales	(1.1)%	0.7%

Organic net sales increased 0.7% in the third quarter of 2020 compared to 2019 driven by:

•
Volume/mix excluding SKU rationalization and divestitures was favorable 0.4% year-over-year primarily due to increased retail demand as a result of the COVID-19 pandemic, which outpaced the impact of carryover distribution losses and decreased food-away-from-home demand.

•	Pricing was slightly favorable driven by the Snacking & Beverages division.

The year-over-year increase in organic net sales was partially offset by lower volume/mix related to the divestiture of the two In-Store Bakery facilities, which was unfavorable 1.7%.

Gross profit as a percentage of net sales was 18.0% in the third quarter of 2020, compared to 17.6% in the third quarter of 2019, an increase of 0.4 percentage points. The increase is primarily due to favorable channel mix of more retail and less food-

away-from-home business and lower operational costs of goods sold. This was partially offset by incremental costs incurred in response to the COVID-19 pandemic, including increased production shifts, supplemental pay, protective equipment for employees, and additional sanitation measures.

Total operating expenses as a percentage of net sales were 14.2% in the third quarter of 2020 compared to 22.9% in the third quarter of 2019, a decrease of 8.7 percentage points. The decrease is primarily attributable to non-recurring impairment charges recognized in the third quarter of 2019 related to long-lived assets in the Cookies and Dry Dinners categories and lower restructuring expenses as the TreeHouse 2020 program winds down.
Total other expense decreased by $24.4 million to $17.4 million in the third quarter of 2020 compared to $41.8 million in the third quarter of 2019. The decrease was primarily related to a favorable non-cash mark-to-market impact from hedging activities, driven by interest rate swaps and commodity contracts, and favorable currency exchange rate impacts between the U.S. and Canadian dollar during the third quarter of 2020. This was partially offset by a loss on extinguishment of debt.
Income tax expense was recognized at a higher effective rate in the third quarter of 2020 compared to income tax benefit recognized in the third quarter of 2019. The change is primarily driven by the estimated level of annual pre-tax earnings, partially offset by benefits recognized in 2020 due to the enactment of the CARES Act and a change in the amount of valuation allowance recorded against certain deferred tax assets.

Net income from continuing operations for the third quarter of 2020 was $11.4 million, compared to a $61.0 million net loss for the same period of the previous year. Adjusted EBITDA from continuing operations was $131.0 million in the third quarter of 2020, a 16.3% increase compared to the third quarter of 2019. The increase in adjusted EBITDA was primarily due to favorable channel mix and lower operational cost of goods sold. This was partially offset by increased COVID-19 operational costs primarily from labor shortages, increased warehouse expansion costs due to retail demand, and increased employee expenses.

Net income (loss) from discontinued operations increased $117.5 million in the third quarter of 2020 compared to the third quarter of 2019. The increase is primarily related to a non-recurring loss on the sale of the Snacks division and a non-recurring impairment charge related to the expected loss on disposal of the Ready-to-eat Cereal business recognized in the third quarter of 2019.

Cash provided by operating activities of continuing operations was $124.5 million in the first nine months of 2020 compared to $5.8 million in the first nine months of 2019, an increase of $118.7 million. The increase was primarily attributable to higher cash earnings and improved working capital. The Company's working capital management emphasis continues to be focused on driving faster collection of receivables, reducing inventory, and extending vendor payment terms.

The Company’s three and nine months 2020 and 2019 results included certain items noted below that, in management’s judgment, affect the comparability of earnings period-over-period.

RECONCILIATION OF DILUTED EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS TO ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINIUNG OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Diluted earnings (loss) per share from continuing operations (GAAP)	$0.20	$(1.08)	$(0.42)	$(2.23)
Restructuring programs & other	0.37	0.44	0.95	1.60
Mark-to-market adjustments	(0.17)	0.22	0.89	0.95
COVID-19	0.06	—	0.22	—
Litigation matters	—	—	0.16	0.44
Foreign currency (gain) loss on re-measurement of intercompany notes	(0.06)	0.01	0.09	(0.05)
Tax indemnification	0.06	0.02	0.09	0.02
Change in regulatory requirements	—	0.10	0.02	0.10
Loss on extinguishment of debt	0.02	—	0.02	—
Impairment	—	1.56	—	1.56
Multiemployer pension plan withdrawal	—	—	—	0.07
Taxes on adjusting items	0.23	(0.72)	(0.36)	(1.18)
Adjusted diluted EPS from continuing operations (Non-GAAP)	$0.71	$0.55	$1.66	$1.28

THIRD QUARTER 2020 SEGMENT RESULTS

	Three Months Ended September 30,
	Meal Preparation		Snacking & Beverages
	2020	2019	2020	2019
	(unaudited, dollars in millions)
Net sales	$642.7	$656.5	$403.0	$400.8
Direct operating income	80.1	92.4	65.7	41.3
Direct operating income percent	12.5%	14.1%	16.3%	10.3%

The change in net sales by segment from the third quarter of 2019 to the third quarter of 2020 was due to the following:

	Three Months Ended September 30,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2019 Net sales	$656.5		$400.8
Volume/mix excluding SKU rationalization and divestitures	(9.6)	(1.4)%	13.8	3.6%
Pricing	(3.8)	(0.6)	6.5	1.6
Volume/mix related to divestitures	—	—	(17.9)	(4.6)
Foreign currency	(0.4)	(0.1)	(0.2)	(0.1)
2020 Net sales	$642.7	(2.1)%	$403.0	0.5%

Volume/mix related to divestitures		—		4.6
Foreign currency		0.1		0.1
Percent change in organic net sales		(2.0)%		5.2%

Meal Preparation

Net sales in the Meal Preparation segment decreased $13.8 million, or 2.1%, in the third quarter of 2020 compared to the third quarter of 2019. The change in net sales was driven by unfavorable volume/mix as a result of the impact of carryover distribution losses and decreased food-away-from-home demand, which outpaced distribution gains. Unfavorable pricing was primarily due to carryover pricing actions that continue to impact Single Serve Beverages. Organic net sales in the Meal Preparation segment decreased by 2.0% year-over-year.

Direct operating income as a percentage of net sales decreased 1.6 percentage points in the third quarter of 2020 compared to the third quarter of 2019. This decrease was due to COVID-19 increased operational costs primarily from labor shortages and increased warehouse expansion costs to service retail demand.

Snacking & Beverages

Net sales in the Snacking & Beverages segment increased $2.2 million, or 0.5%, in the third quarter of 2020 compared to the third quarter of 2019. The change in net sales was due to favorable volume/mix from increased distribution gains and innovation, as well as non-recurring pricing which outpaced the impact of carryover distribution losses and lower volume/mix due to divestitures. Organic net sales in the Snacking & Beverages segment increased 5.2% year-over-year.

Direct operating income as a percentage of net sales increased 6.0 percentage points in the third quarter of 2020 compared to the third quarter of 2019. The increase primarily resulted from productivity gains associated with higher operational throughput at our network of manufacturing and distribution facilities in response to the increased demand due to COVID-19, non-recurring pricing, and lower operational costs of goods sold.

YEAR TO DATE 2020 SEGMENT RESULTS

	Nine Months Ended September 30,
	Meal Preparation		Snacking & Beverages
	2020	2019	2020	2019
	(unaudited, dollars in millions)
Net sales	$1,984.0	$1,984.7	$1,188.5	$1,164.7
Direct operating income	268.7	273.5	166.3	134.2
Direct operating income percent	13.5%	13.8%	14.0%	11.5%

The change in net sales from the first nine months of 2019 to the first nine months of 2020 was due to the following:

	Nine Months Ended September 30,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2019 Net sales	$1,984.7		$1,164.7
Volume/mix excluding SKU rationalization and divestitures	9.1	0.5%	66.1	5.9%
Pricing	(7.0)	(0.4)	2.5	0.2
Volume/mix related to divestitures	—	—	(40.3)	(3.6)
SKU rationalization	—	—	(3.4)	(0.3)
Foreign currency	(2.8)	(0.1)	(1.1)	(0.2)
2020 Net sales	$1,984.0	—%	$1,188.5	2.0%

Volume/mix related to divestitures		—		3.6
SKU rationalization		—		0.3
Foreign currency		0.1		0.2
Percent change in organic net sales		0.1%		6.1%

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s third quarter earnings will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at www.treehousefoods.com/investors/investor-overview/default.aspx

DISCONTINUED OPERATIONS

Beginning in the third quarter of 2019, the Company determined that both its Snacks division, sold on August 1, 2019, and its RTE Cereal business met the discontinued operations criteria and, as such, both businesses have been excluded from continuing operations and segment results for all periods presented.

ASSETS HELD FOR SALE

During the fourth quarter of 2019, the Company reached the decision to sell two of its In-Store Bakery facilities located in Fridley, Minnesota and Lodi, California. These two facilities are within the Snacking & Beverages reporting segment. On January 10, 2020, the Company entered into a definitive agreement to sell these facilities. On April 17, 2020, the Company completed the sale of these facilities. The Company determined the associated assets met the held for sale accounting criteria as of December 31, 2019 and were classified accordingly in the Condensed Consolidated Balance Sheets. These two facilities did not meet the criteria to be presented as a discontinued operation.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP (“Non-GAAP”). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income (Loss), Condensed Consolidated Statements of Stockholders' Equity, and the Condensed Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Organic Net Sales

Organic net sales is defined as reported net sales excluding the impacts of SKU rationalization, foreign currency, and the net sales associated with the divestiture of the In-Store Bakery facilities, which closed on April 17, 2020. This information is provided in order to allow investors to make meaningful comparisons of the Company's sales between periods and to view the Company's business from the same perspective as Company management.

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit adjusted for items that, in management's judgment, significantly affect the assessment of gross profit between periods and allows the reader to view the Company's business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as restructuring programs, changes in regulatory compliance, the impact of the COVID-19 pandemic, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company’s performance. The reconciliation of the GAAP measure of gross profit as presented in the Condensed Consolidated Statements of Operations, excluding certain items affecting comparability, to adjusted gross profit is presented below.

Adjusted Earnings Per Diluted Share from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per diluted share from continuing operations (“adjusted diluted EPS”) reflects adjustments to GAAP earnings (loss) per diluted share from continuing operations to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, restructuring programs, the impact of the COVID-19 pandemic, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of the GAAP measure of diluted earnings (loss) per share from continuing operations as presented in the Condensed Consolidated Statements of Operations, excluding certain items affecting comparability, to adjusted diluted earnings per share from continuing operations is presented above.

Adjusted Net Income from Continuing Operations, Adjusted EBIT from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted Net Income Margin from Continuing Operations, Adjusted EBIT Margin from Continuing Operations and Adjusted EBITDA Margin from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted net income from continuing operations represents GAAP net income (loss) from continuing operations as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS from continuing operations metric outlined above.

Adjusted EBIT from continuing operations represents adjusted net income from continuing operations before interest expense, interest income, and income tax expense. Adjusted EBITDA from continuing operations represents adjusted EBIT from continuing operations before depreciation and amortization expense. Adjusted EBIT from continuing operations and adjusted EBITDA from continuing operations are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods.

Adjusted net income margin from continuing operations, adjusted EBIT margin from continuing operations and adjusted EBITDA margin from continuing operations are calculated as the respective metric defined above as a percentage of net sales as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS from continuing operations section above.

A full reconciliation between the relevant GAAP measure of reported net income (loss) from continuing operations for the three and nine month periods ended September 30, 2020 and 2019 calculated according to GAAP, adjusted net income from continuing operations, adjusted EBIT from continuing operations, and adjusted EBITDA from continuing operations is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow from Continuing Operations

In addition to measuring the Company’s cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow from continuing operations, which represents net cash provided by operating activities from continuing operations less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing outstanding senior debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities from continuing operations for the nine months ended September 30, 2020 and 2019 calculated according to GAAP and free cash flow from continuing operations is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have nearly 40 production facilities across North America and Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our extensive product portfolio includes snacking, beverages, and meal preparation products, available in shelf stable, refrigerated, frozen, and fresh formats. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer clean label, organic, and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: risks related to the impact of the recent COVID-19 outbreak on our business, suppliers, consumers, customers and employees; the success of our restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; disruptions or inefficiencies in our supply chain and/or operations, including from the recent COVID-19 outbreak;

our ability to continue to make acquisitions in accordance with our business strategy; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2019, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$365.1	$202.3
Receivables, net	268.4	270.6
Inventories	664.1	544.0
Prepaid expenses and other current assets	128.7	44.5
Assets held for sale	—	27.0
Assets of discontinued operations	125.5	131.1
Total current assets	1,551.8	1,219.5
Property, plant, and equipment, net	1,013.4	1,045.2
Operating lease right-of-use assets	162.6	175.3
Goodwill	2,115.1	2,107.3
Intangible assets, net	513.3	554.7
Other assets, net	29.7	37.4
Total assets	$5,385.9	$5,139.4
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$555.0	$508.4
Accrued expenses	342.5	273.2
Current portion of long-term debt	15.6	15.3
Liabilities of discontinued operations	7.5	16.5
Total current liabilities	920.6	813.4
Long-term debt	2,201.5	2,091.7
Operating lease liabilities	144.5	158.5
Deferred income taxes	150.7	101.5
Other long-term liabilities	141.3	143.4
Total liabilities	3,558.6	3,308.5
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 56.5 and 56.2 shares issued and outstanding, respectively	0.6	0.6
Treasury stock	(83.3)	(83.3)
Additional paid-in capital	2,174.0	2,154.6
Accumulated deficit	(177.6)	(157.0)
Accumulated other comprehensive loss	(86.4)	(84.0)
Total stockholders’ equity	1,827.3	1,830.9
Total liabilities and stockholders’ equity	$5,385.9	$5,139.4

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$1,045.7	$1,057.3	$3,172.5	$3,149.4
Cost of sales	857.5	871.0	2,598.2	2,577.7
Gross profit	188.2	186.3	574.3	571.7
Operating expenses:
Selling and distribution	59.8	61.2	187.9	191.2
General and administrative	51.0	51.5	188.3	199.9
Amortization expense	17.6	17.7	52.5	56.4
Asset impairment	—	88.0	—	88.0
Other operating expense, net	20.0	23.5	50.3	84.2
Total operating expenses	148.4	241.9	479.0	619.7
Operating income (loss)	39.8	(55.6)	95.3	(48.0)
Other expense:
Interest expense	26.9	27.3	77.9	78.5
Loss on extinguishment of debt	1.2	—	1.2	—
(Gain) loss on foreign currency exchange	(3.8)	0.4	4.1	(1.3)
Other (income) expense, net	(6.9)	14.1	51.5	50.5
Total other expense	17.4	41.8	134.7	127.7
Income (loss) before income taxes	22.4	(97.4)	(39.4)	(175.7)
Income tax expense (benefit)	11.0	(36.4)	(15.4)	(50.1)
Net income (loss) from continuing operations	11.4	(61.0)	(24.0)	(125.6)
Net income (loss) from discontinued operations	0.7	(116.8)	3.4	(250.9)
Net income (loss)	$12.1	$(177.8)	$(20.6)	$(376.5)

Earnings (loss) per common share - basic:
Continuing operations	$0.20	$(1.08)	$(0.42)	$(2.23)
Discontinued operations	0.01	(2.07)	0.06	(4.46)
Earnings (loss) per share basic (1)	$0.21	$(3.16)	$(0.36)	$(6.70)

Earnings (loss) per common share - diluted:
Continuing operations	$0.20	$(1.08)	$(0.42)	$(2.23)
Discontinued operations	0.01	(2.07)	0.06	(4.46)
Earnings (loss) per share diluted (1)	$0.21	$(3.16)	$(0.36)	$(6.70)

Weighted average common shares:
Basic	56.6	56.3	56.5	56.2
Diluted	56.8	56.3	56.5	56.2

Supplemental Information:
Depreciation and amortization	$51.1	$50.8	$150.5	$157.3

(1) The sum of the individual per share amounts may not add due to rounding.

The following table reconciles the Company’s net income (loss) from continuing operations to adjusted net income from continuing operations, adjusted EBIT from continuing operations, and adjusted EBITDA from continuing operations for the three and nine months ended September 30, 2020 and 2019:
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME, ADJUSTED EBIT AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(Unaudited, in millions)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2020	2019	2020	2019
Net income (loss) from continuing operations		$11.4	$(61.0)	$(24.0)	$(125.6)
Restructuring programs & other	(1)	21.0	24.6	53.7	90.4
Mark-to-market adjustments	(2)	(9.2)	12.4	50.6	53.6
COVID-19	(3)	3.4	—	12.7	—
Litigation matters	(4)	—	—	9.0	25.0
Foreign currency (gain) loss on re-measurement of intercompany notes	(5)	(3.1)	0.4	5.3	(2.6)
Tax indemnification	(6)	3.5	1.4	5.2	1.8
Change in regulatory requirements	(7)	—	5.5	1.4	5.5
Loss on extinguishment of debt	(8)	1.2	—	1.2	—
Impairment	(9)	—	88.0	—	88.0
Multiemployer pension plan withdrawal	(10)	—	—	—	4.1
Less: Taxes on adjusting items		12.3	(40.3)	(20.9)	(67.6)
Adjusted net income from continuing operations (Non-GAAP)		40.5	31.0	94.2	72.6
Interest expense		26.9	27.3	77.9	78.5
Interest income		—	(0.3)	(4.0)	(4.6)
Income taxes (excluding COVID-19 tax benefit)		25.0	(36.4)	9.6	(50.1)
Add: Taxes on adjusting items		(12.3)	40.3	20.9	67.6
Adjusted EBIT from continuing operations (Non-GAAP)		80.1	61.9	198.6	164.0
Depreciation and amortization	(11)	50.9	50.7	150.3	154.0
Adjusted EBITDA from continuing operations (Non-GAAP)		$131.0	$112.6	$348.9	$318.0

Adjusted net income margin from continuing operations		3.9%	2.9%	3.0%	2.3%
Adjusted EBIT margin from continuing operations		7.7%	5.9%	6.3%	5.2%
Adjusted EBITDA margin from continuing operations		12.5%	10.6%	11.0%	10.1%

		Location in Condensed	Three Months Ended September 30,		Nine Months Ended September 30,
		Consolidated Statements of Operations	2020	2019	2020	2019
			(unaudited, in millions)
(1)	Restructuring programs & other	Other operating expense, net	$20.0	$23.7	$50.3	$84.4
		General and administrative	0.8	0.3	2.5	2.2
		Cost of sales	0.2	0.6	0.9	3.8
(2)	Mark-to-market adjustments	Other (income) expense, net	(9.2)	12.4	50.6	53.6
(3)	COVID-19	Cost of sales	17.3	—	36.0	—
		General and administrative	0.1	—	1.7	—
		Income tax expense (benefit)	(14.0)	—	(25.0)	—
(4)	Litigation matters	General and administrative	—	—	9.0	25.0
(5)	Foreign currency (gain) loss on re-measurement of intercompany notes	(Gain) loss on foreign currency exchange	(3.1)	0.4	5.3	(2.6)
(6)	Tax indemnification	Other (income) expense, net	3.5	1.4	5.2	1.8
(7)	Change in regulatory requirements	Cost of sales	—	4.0	0.3	4.0
		Selling and distribution	—	1.2	1.0	1.2
		General and administrative	—	0.3	0.1	0.3
(8)	Loss on extinguishment of debt	Loss on extinguishment of debt	1.2	—	1.2	—
(9)	Impairment	Asset impairment	—	88.0	—	88.0
(10)	Multiemployer pension plan withdrawal	Cost of sales	—	—	—	4.1
(11)	Depreciation included as an adjusting item	Cost of sales	0.2	0.1	0.2	1.7
		General and administrative	—	—	—	1.6

TREEHOUSE FOODS, INC.
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT
(Unaudited, in millions)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2020	2019	2020	2019
		(unaudited, in millions)
Net sales		$1,045.7	$1,057.3	$3,172.5	$3,149.4
Cost of sales		857.5	871.0	2,598.2	2,577.7
Gross profit		188.2	186.3	574.3	571.7
Gross profit as a percentage of net sales		18.0%	17.6%	18.1%	18.2%

Restructuring programs & other	(1)	0.2	0.6	0.9	3.8
COVID-19	(3)	17.3	—	36.0	—
Change in regulatory requirements	(7)	—	4.0	0.3	4.0
Multiemployer pension plan withdrawal	(10)	—	—	—	4.1
Adjusted gross profit		$205.7	$190.9	$611.5	$583.6
Adjusted gross profit as a percentage of net sales		19.7%	18.1%	19.3%	18.5%

TREEHOUSE FOODS, INC.
CASH FLOW KEY METRICS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2020	2019
Net Cash Flows Provided By (Used In):
Operating activities of continuing operations	$124.5	$5.8
Investing activities of continuing operations	(64.6)	(99.8)
Financing activities of continuing operations	103.9	(141.3)
Cash flows from discontinued operations	(2.4)	111.6

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2020	2019

Cash flow provided by operating activities from continuing operations	$124.5	$5.8
Less: Capital expenditures	(79.1)	(104.8)
Free cash flow from continuing operations	$45.4	$(99.0)